EXECUTION COPY

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (this “Agreement”) is dated as of December 22, 2012 between Mark A. Smith (“Consultant”) and MOLYCORP, INC., a Delaware corporation (the “Company”).

1.The Company agrees to engage Consultant, and Consultant agrees to accept engagement, to provide services and advice to the Company (the “Services”) as reasonably requested by the Board of Directors of the Company or its designee (the “Board”).
2.(a)    The Services will be provided for an initial term commencing on the date hereof and ending on December 31, 2013 (the “Term”). The engagement may be extended by mutual agreement of Consultant and the Company, and any such extended period shall be considered part of the Term.
(b)    Consultant will be available to provide the Services as reasonably requested by the Board, provided that in no event will Consultant perform services for the Company or its subsidiaries and affiliates that exceed 20% of the average level of services Consultant performed for the Company and its subsidiaries and affiliates during the 36 months preceding December 10, 2012.
3.    (a)    The Company will pay an amount equal to $425,000 to Consultant in respect of the Services performed by him during the Term (the “Consulting Fee”). The Consulting Fee shall be paid in substantially equal monthly installments on the last day of each month during the Term, commencing on December 31, 2012 and ending on December 31, 2013, and shall be paid to Consultant at such address as Consultant may specify from time to time.
(b)    The Company shall reimburse Consultant for reasonable travel expenses incurred in connection with the Services (including first class airfare when applicable under the Company’s Corporate Travel Policy as it applies to senior executives). The Company shall reimburse Consultant for such expenses within 30 days of the Company’s receipt of Consultant’s invoices, which invoices shall be prepared in reasonable detail and in accordance with the Company’s normal practice.
4.    (a)    Consultant shall (i) keep and make available to the Company records showing all Services performed and time spent in such performance and (ii) make such written reports of his activities to the Company as the Company may from time to time reasonably request. All such records and reports will be deemed confidential and proprietary and shall be the sole and exclusive property of the Company, to be delivered to the Company by Consultant upon the Company’s request.
(b)    Consultant shall deliver to the Company all papers, drawings, valuations, maps and all other confidential information related to Services in its possession or under its control upon termination of this Agreement, and the confidentiality covenants to which Consultant remains subject under the terms of the Separation Agreement and General Release signed by the parties on the date hereof will also apply with respect to Consultant both during and after the Term.
5.    During the Term, Consultant may engage in consulting services and employment with or for others, so long as such other consulting services and/or employment do not conflict or interfere with any restrictive covenants to which the Consultant is subject, including, but not limited to, those contained in Sections 6, 7 and 8 of the Amended and Restated Executive Employment Agreement by and between the Company and Consultant, dated as of February 28, 2012.
6.    (a)    Consultant warrants that, during the Term, Consultant will at all times be and remain an independent contractor, and Consultant shall not be considered the agent, partner, principal,

employee or servant of the Company or any of its subsidiaries or affiliates. Consultant shall be free to exercise Consultant’s own judgment as to the manner and method of providing the consulting services to the Company, subject to applicable laws and requirements reasonably imposed by the Company.
(b)    Consultant acknowledges and agrees that, during the Term, Consultant will not be treated as an employee of the Company or any of its subsidiaries or affiliates for purposes of federal, state, local or foreign income or other tax withholding, nor unless otherwise specifically provided by law, for purposes of the Federal Insurance Contributions Act, the Social Security Act, the Federal Unemployment Tax Act or any Workers’ Compensation law of any state or country (or subdivision thereof), or for purposes of benefits provided to employees of the Company or any of its subsidiaries or affiliates under any employee benefit plan, program, policy, or arrangement (including, without limitation, vacation, holiday and sick leave benefits, insurance coverage and retirement benefits).
(c)    Consultant acknowledges and agrees that as an independent contractor, Consultant will be required, during the Term, to pay any applicable taxes on the Consulting Fee, and to provide his workers’ compensation insurance and any other coverage required by law, and the Consulting Fee will be reported for all purposes on IRS Form 1099-MISC. Consultant further acknowledges that this Agreement is not intended to have any impact on any retirement, insurance, healthcare or other benefits provided to Consultant in connection with his prior employment with the Company.
7.    (a)    The Company agrees to indemnify and hold harmless and release Consultant from any and all liabilities, costs, losses, expenses, including but not limited to judgments, settlement costs, contribution or indemnity, damages, costs of investigation and defense, and attorneys’ fees (collectively “Losses”), for any liability, damage or injury (including death) or claim of liability, damage or injury (including death) arising out of or related to the performance of this Agreement by Consultant to the same extent and in the same manner as provided to the directors and officers of the Company.
(b)    To the extent that the Company maintains directors and officers liability insurance for its officers, directors and agents, Consultant shall be included as an additional insured thereunder to the same extent as officers, directors and agents of the Company.
8.    (a)    All notices provided for in this Agreement shall be delivered personally or by mail, postage prepaid, deemed received when personally delivered or five business days after date of mailing by first class mail addressed to the address of the party stated in the caption to this Agreement or such other address as such party may from time to time specify in a notice given to the other.
(b)    Any notice of default or termination shall only be effective if delivered personally, or sent by registered or certified mail.
(c)    Any notice from Consultant to the Company shall be delivered or addressed to:
Molycorp, Inc.
5619 Denver Tech Center Parkway
Suite 1000
Greenwood Village, Colorado 80111
Attention: General Counsel
9.    This Agreement may be terminated by the Company if Consultant shall have engaged in any fraudulent or illegal act, or any act not authorized by the Company which is detrimental to the interests or reputation of the Company.

10.    The interpretation and performance of this Agreement shall be governed by the domestic law of the State of Colorado, without regard to conflict of law principles.
11.    This Agreement constitutes the entire agreement between the parties related to its subject matter. It supersedes all prior proposals, agreements, understandings, representations and conditions, except for the Separation Agreement and General Release signed by the parties on the date hereof and the director resignation letter signed by Consultant on the date hereof, each of which shall remain in full force and effect. This Agreement may not be changed or amended except in writing signed by the Company and Consultant.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written:

Consultant

By: /s/ Mark A. Smith
Mark A. Smith, Individually

MOLYCORP, INC.

By: /s/John F. Ashburn, Jr.

Name: John F. Ashburn, Jr.
Title: Executive Vice President and General Counsel